Exhibit 10.15

Repayment Agreement Form

The following form must be signed and returned to the Consultant prior to issuance of any funds related to the relocation.

Employee Reimbursement Agreement - Relocation Assistance Program

The undersigned employee (“Employee”) has received or will receive relocation benefits from Dover Corporation and its OpCos (“Dover”) to assist in moving his/her residence in connection with his/her employment by Dover. As a condition of receiving these benefits, Employee agrees as follows:

1.	Employee understands and agrees that these relocation benefits are paid by Dover solely to defray bona fide expenses in connection with the relocation and may not be used for any other purpose. Employee shall provide receipts or other documentation for the expenses, as required by Dover’s preferred relocation supplier.

2.	If Employee receives relocation benefits in excess of the amount he/she is eligible to receive, Employee shall promptly repay the excess relocation benefits to Dover. Employee authorizes Dover to withhold such amounts from any payments that are due or become due to Employee from Dover, including, but not limited to, wages and business expense reimbursements. If Employee knowingly fails to report and repay an overpayment of relocation benefits or intentionally misrepresents the relocation benefits for which Employee is eligible, he/she may be subject to discipline by Dover, up to and including dismissal for cause, as well as legal action.

3.	If the relocation benefits include home sale assistance, Employee will be asked to complete a property condition disclosure statement. Employee agrees to complete the disclosure statement accurately and completely, and further agrees to reimburse Dover for any liability, cost or expense incurred by Dover as a result of a misstatement or omission in the disclosure statement.

4.	If Employee voluntarily terminates his/her employment with Dover or is terminated with cause as determined by Dover within 2 years after his/her effective date of transfer, Employee agrees to pay Dover for 100% of the relocation benefits received by Employee.

5.	Employee authorizes Dover to deduct the above amount from Employee’s last paycheck and further agrees to sign any additional authorizations as Dover may deem necessary at the time of the deduction. In addition, Employee authorizes Dover to deduct the above amount from any other compensation and/or expense reimbursement owed by Dover.

6.	Employee acknowledges that nothing in this Agreement is intended to create a contract for a fixed term of employment by Dover or to modify the at-will basis of Employee’s employment. This Agreement will be governed by the substantive law of the state of Illinois and all disputes relating to this Agreement shall be adjudicated exclusively to the state and federal courts in Illinois.

/s/ D. W. Wightman	David W. Wightman	4/5/2013
Employee Signature	(Print Name)	Date

/s/ Jennifer Kantmann	Jennifer Kantmann	4/5/2013
HR Representative Signature	(Print Name)	Date

To:	Dave Wightman

From:	Jenn Kantmann

Date:	October 16, 2013

Re:	Revised Relocation Benefit Agreement

This memo serves to document our understanding with regards to the relocation benefits offered to you through Vectron and Dover.

While you were previously offered a Guaranteed Buyout Option and we were ready to move forward with the purchase of your CA home (                    ), the lower than desired appraisals would result in a significant loss on sale – only a portion of which would be covered by the company ($200K).

We jointly discussed that a desirable alternative would be to provide you with a net $250K cash buyout in lieu of purchasing your home and in lieu of paying you the $200K loss on sale.

In order to release the $250K net payment to you, we need to document that:

1.	you are assuming all future liability and expenses associated with the sale of your home (including but not limited to the mortgage, taxes, maintenance, property management, and any travel or other expenses related to the maintenance, rental, or sale).

2.	you remain free to continue to try to sell your property on your own, to rent it, or to keep it and you may use the $250K in any way that you see fit.

3.	you are aware that once we remove your CA home from the Crown program, it cannot be added back into the program at any point or time in the future.

4.	you have submitted all expenses related to your relocation and have nothing else to submit.

5.	the company will continue to pay invoices that are provided to us based on any expenses that you have already incurred and submitted prior to the date of this memo.

6.	the company will maintain liability for the work performed (but not yet billed) from the title company which is estimated to be around $1,200 to $1,500.

Your signature below is evidence of your agreement with the content of this memo and that the above alternative ($250K net payment to you) supersedes and replaces the previous Guaranteed Buyout Option and the duplicate mortgage carrying costs that were offered to you. Your signature releases Vectron and Dover for any responsibility associated with your CA home and for any expenses that have not been submitted.

/s/ David W Wightman	10/16/13
David W Wightman	Date